Exhibit 16.1
KPMG LLP
Suite 1100
One Jackson Place
188 East Capitol Street
Jackson, MS  39201-2127

April 2, 2012

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Parkway Properties, Inc. (the Company) and, under the date of March 9, 2012, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011.  On March 28, 2012, we were dismissed.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 2, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (a) the decision to change accountants was approved by the Audit Committee of the Board of Directors, or (b) Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP